Exhibit 99.2

VOXX (2024 Q3 Results)

January 10, 2024

Corporate Speakers:

•
Glenn Wiener; GW Communications; Investor Relations
•
Patrick Lavelle; VOXX International; Director, President and Chief Executive Officer
•
Charles Stoehr; VOXX International; Senior Vice President and Chief Financial Officer

PRESENTATION

Operator^ Good day, ladies and gentlemen. Thank you for standing by. Welcome to VOXX International Third Quarter Earnings Conference Call. (Operator Instructions) Please note that today's conference is being recorded. I now hand the conference over to your speaker host, Mr. Glenn Wiener. Please go ahead.

Glenn Wiener^ Olivia. Good morning. And welcome to VOXX International's Fiscal 2024 Third Quarter Nine Month Results Conference Call. Yesterday, we filed our Form 10-Q, and we issued our press and both documents can be found in the Investor Relations section of the website at www.voxxintl.com, and we expect to post an updated investor presentation later this week.

Speaking from management today will be Pat Lavelle, Chief Executive Officer, who is currently out in Las Vegas, attending the 2024 Consumer Electronics Show; and Michael Stoehr, Senior Vice President and Chief Financial Officer. Their remarks will be followed by question and answers.

As for today, I would like to remind everyone that except for historical information contained herein, statements made on today's call and webcast that would constitute forward-looking statements are based on currently available information. The company assumes no responsibility to update any such forward-looking statements and I'd like you to point you to the risk factors associated with our business were detailed in our Form 10-K for the period ended February 28, 2023. Thank you for your continued support, and I would like to now turn the call over to Pat.

Patrick Lavelle^ Thank you, Glenn. And good morning, everyone. Let me start off by wishing you all a happy and healthy new year. As Glenn said, I'm out with our team at CES and show kicked-off yesterday. It's early, but the response to our new lineup and the various projects that we have in development has been very positive, and I'm expecting more of the same over the next few days.

2023 has been tough for everyone, not just as VOXX. Our entire industry has had a very challenging year. And we're certainly happy to be turning the page. The global economy remains challenging, and we're doing all that we can to navigate through those challenges, focusing three primary areas: protecting and growing sales in both the short and long term, improving gross margins through supply chain and internal efficiencies, and lowering both our fixed and variable expenses.

During the quarter, we were successful achieving two of these three objectives as our gross margins grew by 90 basis points, and our operating expenses improved by a little over 2%. Sales declined roughly 5.4% with Consumer up and Automotive down. But overall, operating income was the same as the prior year. Mike will provide more financial details during his remarks, and I'll focus on the segments, what's happening and what we expect to close out the year and as we move into fiscal 2025.

So let me start with Consumer as we have a lot of new news to report. Consumer sales came -- were up over 6% in Q3, with Premium Audio the driver. This is a big positive for us as the segment has been on the decline since the big bump that we had from [COVID]. We made a lot of changes and investments and they're starting to pay off as evidenced by the growth this quarter amidst very challenging global economic environments.

Within Premium Audio, we saw good growth in North America market in Q3, driven by home speakers, wireless speaker systems and our new lines of party speaker systems. Europe was up as well, but our APAC sales declined as the market continues to be hard pressed. Overall, our Premium Audio business had a strong quarter with a number of new products on the horizon in new and rapidly growing categories.

Looking at the recent NPD report for November, industry-wide speaker sales were down approximately 17%, but we were only down 9%. [AVR] sales were down 15%, and we were down 14%. The takeaway is somewhat positive, while our Premium Audio sales are down year-to-date. We are growing our market share, especially domestically and the new products and the new categories that we introduced here at the show and those that will launch in the early part of next year should help drive future growth into fiscal '25.

Here at CES, we had a complete lineup on display under all of our audio brands. And as I mentioned last quarter, we have developed a completely new sound bar offering and had a number of new products on display, some of which have launched with others to be launched early this year. Our big announcement was the all-new Klipsch Flexus Sound System powered by Onkyo. This is the first product that combines the Klipsch's Acoustics with Onkyo's electronic technology. It officially comes to market this year, and we have high hopes for this product, as do our customers.

I also talked on prior calls about our new party speakers, our Gig series, which was introduced in September in time for the holiday season, and it has done growth and has helped offset weakness in other areas. Party speakers are one of the hottest categories in the industry. It is competitive, but the market is open. We have great products slated for launch in the coming months.

Here at CES, we unveiled our new Klipsch GiG series, one product with the GiG [Max], is the first-party speaker that will be introduced with Klipsch legendary, horn-loaded technology that we've been perfecting since 1946.

These are powerful, portable speakers, top-of-the-line products that deliver Klipsch's heritage sound.

Another highlight was the launch of our new Klipsch Music City portable Bluetooth speakers. We unveiled three new models, the Klipsch Austin, the Klipsch Nashville and the Klipsch Detroit, with the Detroit being the premier model and the biggest in our Music City series. In this series, along with other compatible Klipsch models, feature the innovative Klipsch broadcast mode, which allows you to connect up to 100 speakers at once to create a fully immersive listening experience wirelessly through Bluetooth. We have strong Premium Audio lineup in 2024 and moving into 2025.

And also some big news on Monday with respect to Klipsch, and the Panasonic Automotive collaboration that we've had for a number of years. Panasonic Automotive Systems Company of America and INFINITI jointly announced on Monday, the partnership between our companies. The all-new and flagship 2025 INFINITI QX80 will feature the premium Klipsch reference premier audio system powered by Panasonic.

The car with our speaker system is being featured here at CES in Panasonic booth and the vehicle is set to debut later this spring. It has 24 specifically designed titanium tweeters, a high-performance subwoofer, roof-mounted speakers and Panasonic proprietary DJX 3D surround sound processing. This adds to our program that we announced last year on the Dodge EV RAM truck.

As for other CE products, sales were essentially flat with last year. We saw growth in sales of our recently launched RCA hearing aid products with some other puts and taste between the categories. Year-to-date, other CE sales are up approximately 21%. And while you expect some softness near term due to the overall environment, we have strong share in a diverse customer base, and we expect to see growth in some of the newer categories to help combat this. A big launch at CES for our accessory group with the new hearing aids under RCA.

We launched four new products to expand our presence in this category. We also unveiled a new wireless HDMI Signal centers under the Turk brand, which connects devices to TVs and enables streaming content without cables. As well, we had additional other products under our RCA, Turk and AR brands.

Moving on to Automotive. We had some challenges in Q3 as our OEM business was almost cut in half as we and our customers felt the impact of the UAW strike. As always, we base plans on our customer forecast, which obviously were not met when production lines were either impacted or completely shut down. With the strike now behind us, we expect to see the Automotive business begin to normalize. With the contracts that we have been awarded, we should be in a position of growth. However, with the general economy slowing based on the Fed's moves to date and car prices at all-time highs, we anticipate some near-term softness.

During the quarter, Automotive sales were down 26%, with the miss in OEM, as I just mentioned. And primarily in rear-seat infotainment, which are the biggest -- for our OEM business. Business with Ford and Stellantis were both down due to UAW strike with Nissan sales also down.

VSM sales were up slightly given the volume of programs in the heavy-duty truck market and the new lighting programs previously awarded. We have a lot of OEM business in front of us, but with all of the supply chain and production issues over the past year or two, it has been challenging, and we are mitigating higher costs and improving our margins where we can.

Our aftermarket business was down approximately $3.5 million, general economy and slow down due to lower inventories at new car dealers, impacted sales across most categories, with some up and others down.

For the year, the Automotive segment sales are off about 12.5%, and Q4 is going to be up based on the current conditions, though, again, some loosening on the OEM side with the strike behind us. And as we move into fiscal '25 and in the years that follow, we have significant opportunities for value creation through the programs that we've been awarded and the ones that we're on, which will give us new business opportunities to build our future pipeline.

As for biometrics, sales came in less than anticipated, mostly due to the low in implementation. All of the projects that I had mentioned previously are still in motion. Nothing has changed. But during the quarter, we experienced very little progression in terms of rollouts. It was more testing, discussions and planning. We should see sequential improvements in Q4 and assuming all those as planned, some nice growth in 2025.

My comments from Q2 remain: projects with governments, financial service companies, health care companies, car dealerships and more continue and we hope to have more to report in the coming quarters as these programs build.

To sum it up, our sales were down in Q3, but operating income remained flat with the improvements we made to our business, resulting in better gross margins and lower expenses. As we look into Q4 in the first half of calendar '24, we believe it's going to be tight. Look at what's happening now. Interest rates almost all-time highs, and that impacts not only consumers, but our customers as well. Credit card debt is very high.

Government subsidies from the pandemic are over. After a decent holiday season amid all of these challenges, we feel the economy is slowing. And therefore, we expect the next few months may be soft, and we're going to continue to be diligent in managing our costs.

However, these are the same conditions that also get the Fed to start cutting rates and stimulating the economy, and that will be good for consumers and for VOXX. The new launch of products, especially within the Consumer segment should help offset some of the economic softness and the steps to reduce overhead that have taken place should materialize further in the fourth quarter and throughout next year.

Margin should also increase given new products and programs underway in those launching this year. We are in constant communication with our customers. We're managing our inventory tightly, and we're looking at all aspects of our business to get back to profitability. With that, I'd like to thank you. And then I'll turn the call over to Mike, and then we'll open it up for questions. Michael?

Charles Stoehr^ Thanks, Pat. And good morning, everyone. I'll primarily cover our 9-month results and balance sheet, but first, a few comments with respect to the third quarter.

As Pat mentioned, net sales were down 5.4%, gross margins grew by 90 basis points and operating expenses declined 2.1%. This resulted in operating income for both fiscal '24 and fiscal 2023 third quarters of $2.3 million. Net income attributable to VOXX was $1.9 million, which declined by approximately $5.5 million.

This is principally due to a $4 million income tax benefit recorded in the prior fiscal year period compared to an expense of $100,000. Additional variance was in other income and expense. We reported total other expense of $1.4 million versus total other income of $36,000 in the comparable period -- prior period.

Additionally, EBITDA was $6.5 million compared to $7.7 million and adjusted EBITDA was $8 million compared to $9 million. As for the 9-month comparisons, all numbers are for the period ended November 30, 2023, and November 30, 2022. We reported 9-month sales of $360.8 million, a decline of $36.7 million or 9.2%.

Within this, Automotive segment sales were down $15.6 million with OEM product sales down $4.6 million, and aftermarket product sales down $11.1 million. Consumer segment sales were down $19.7 million with Premium Audio product sales down $31.9 million and other CE product sales up by $12.2 million. Biometric sales declined by approximately $300,000.

Sales are down for the year, and we'll continue to see some pressure in Q4 consistent with Pat's remarks. Our Automotive business was impacted by the strike and customer production lines and we're hoping we'll see some more normalization in the coming quarters. Retail is tight, but we're starting to turn the corner with new products in Premium Audio and our accessory products. Those other CE products have held up well this year with solar power balcony products, wireless speakers and hearing aids, helping economic and consumer softness.

We continue to take steps to improve our gross margins, which were up 170 basis points sequentially and up 50 basis points year-to-date. For the 9-month period comparisons, gross margins came in at 25.6% as compared to 25.1% with Automotive segment margins down 20 basis points and Consumer segment margins up 70 basis points.

Over time, we expect Automotive margins to improve with the relocation of manufacturing to Mexico price increases and other steps we've taken to enhance our supply chain and lower costs.

However, we need production to catch up. Consumer segment margins continue to improve sequentially. And again, new products should help continue to drive improvements if we maintain volume and of course, depending on product mix and customer programs.

Total operating expenses. For the 9-month comparison were $110.2 million as compared to $114 million, an improvement of $3.8 million or 3.3%. Excluding acquisition and restructuring costs, total operating expenses improved by $5.3 million or 4.7%. We're continuing to look at all aspects of our operations to remove nonessential costs and are looking to lower our overhead further in light of the ongoing economic softness. We're tightly managing expenses, inventory and our cash.

Selling expenses declined $3.4 million, an improvement of 9.6% versus the prior year. G&A expenses declined $1.3 million, an improvement of 2.4%, and engineering and technical support expenses declined by approximately $600,000, an improvement of 2.5%. We had restructuring costs of approximately $2.2 million related to our restructuring and manufacturing relocation programs in fiscal 2024 year-to-date. This compares approximately -- to approximately $500,000 of restructuring costs and $100,000 of acquisition costs in fiscal 2023 9-month period.

We reported an operating loss of $17.7 million compared to an operating loss of $14.3 million, principally due to lower sales volume. Net loss attributable to VOXX was $19.9 million compared to a net loss of $9.3 million. EBITDA for fiscal 2024 9-month period was a loss of $6.5 million, and adjusted EBITDA was $3 million. This compares to an EBITDA loss in comparable fiscal 2023 9-month period of $3.2 million and an adjusted EBITDA of [$5.6 million]. Moving on to the balance sheet.

As of November 30, we had cash and cash equivalents of $10.4 million, which compares to $6.1 million as of our fiscal 2023 year-end on February 28. Cash and cash equivalents stood at $5.9 million at the end of our fiscal 2024 second quarter ended August 31. Our accounts receivable increased by $8.9 million as we're in the higher volume holiday season.

Our inventory declined by $28.9 million for the nine months as we are moving through all the product lines. We still have inventory on hand to move through, and we're focused on that given the launches underway and upcoming, especially in our Consumer segment.

As I noted during our last quarterly call, we expect inventories to continue to decline as we move through the fourth and first quarters.

Total debt stood at $48.6 million as compared to $39.2 million as of February 28. The increase of $9.4 million relates to a $10 million increase in our borrowings associated with our domestic credit line, partially offset by a $400,000 decline to our Florida mortgage and a $200,000 decline in the amount owed on the shareholder loan, payable to Sharp as part of our joint venture.

Total long-term debt, net of debt issuance costs was $47.1 million as compared to $37.5 million as of February 28. As noted, the increase in total debt relates to the increase in our borrowings. This is typical during the third quarter as our sales and receivables increased than normally collected during the fourth quarter. This will be the case.

During the fourth quarter, we'll be using our credit facility to support the final arbitration settlement, which was announced earlier this month. As reported, we entered into a settlement agreement and mutual release with Seaguard with an effective date of today, January 10. We have agreed to pay Seaguard $42 million in total, of which a payment of $10 million was already on December 27 and the final payment of $32 million will be made today.

While we're not happy with the [loans], we feel it is our best interest as well as our shareholders to move forward and focus on our business and stop accruing interest and legal fees, which continue to mount.

With the banking relationships in place, and the cash availability we have, the payment will be made, and we have sufficient working capital to fund our business moving forward. Of course, we're hopeful that market conditions improve sooner rather than later, and we can get back to cash flow generation and profitability. Operator, we're now ready to open the call for questions.

Glenn Wiener^ Thank you, Mike.

QUESTIONS AND ANSWERS

Operator^ (Operator Instructions) And there [happen] to be no questions in the queue at this time. I'll turn the call back over to Mr. Pat Lavelle.

Patrick Lavelle^ Okay. Thank you. I want to thank you for taking the time to join us this morning. I look forward to 2024 with enthusiasm as new product has always been the lifeline and the key to our growth, and we have a lot of new products scheduled for next year. So with that, thank you, and have a great day.

Operator^ Ladies and gentlemen, that does conclude conference for today. Thank you for your participation. You may now disconnect.